Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 14, 2025 with respect to the financial statements of Blaize Holdings, Inc. for the years ended December 31, 2024 and 2023 included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Marcum LLP
New York, NY
January 27, 2026